Exhibit 99.2

CINERGY CORP.
CONSOLIDATED STATEMENTS OF INCOME
For the Periods Ended June 30, 2004
(unaudited)

(in thousands, except per share amounts)

	Quarter Ended		Year To Date
	2004	2003	2004	2003

Operating Revenues
Electric	$892,266	$769,258	$1,770,394	$1,592,316
Gas	108,082	114,932	458,928	513,845
Other	53,389	49,733	113,073	95,719
Total Operating Revenues	1,053,737	933,923	2,342,395	2,201,880

Operating Expenses
Fuel and purchased power	293,719	240,470	580,633	510,335
Gas purchased	47,420	53,319	270,936	289,314
Operation and maintenance	396,457	334,073	771,731	662,127
Depreciation	114,331	101,018	219,188	201,623
Taxes other than income taxes	65,072	66,958	147,319	144,707
Total Operating Expenses	916,999	795,838	1,989,807	1,808,106

Operating Income	136,738	138,085	352,588	393,774

Equity in Earnings of Unconsolidated Subsidiaries	7,331	6,104	10,079	6,696
Miscellaneous Income (Expense) - Net	5,033	7,767	(10,475)	15,382
Interest Expense	70,276	60,537	137,671	119,829
Preferred Dividend Requirement of Subsidiary Trust	—	5,970	—	11,940
Preferred Dividend Requirements of Subsidiaries	858	858	1,716	1,716

Income Before Taxes	77,968	84,591	212,805	282,367

Income Taxes	19,464	8,983	51,286	66,966

Income Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principles	$58,504	$75,608	$161,519	$215,401
Discontinued operations, net of tax	—	9,045	—	8,875
Cumulative effect of changes in accounting principles, net of tax	—	—	—	26,462
Net Income	$58,504	$84,653	$161,519	$250,738

Average Common Shares Outstanding	180,236	176,645	179,749	175,025

Earnings Per Common Share
Income before discontinued operations and cumulative effect of changes in accounting principles	$0.33	$0.42	$0.90	$1.23
Discontinued operations, net of tax	—	0.05	—	0.05
Cumulative effect of changes in accounting principles, net of tax	—	—	—	0.15
Net Income	$0.33	$0.47	$0.90	$1.43

Earnings Per Common Share - Assuming Dilution
Income before discontinued operations and cumulative effect of changes in accounting principles	$0.32	$0.42	$0.89	$1.22
Discontinued operations, net of tax	—	0.05	—	0.05
Cumulative effect of changes in accounting principles, net of tax	—	—	—	0.15
Net Income	$0.32	$0.47	$0.89	$1.42

Dividends Declared Per Common Share	$0.47	$0.46	$0.94	$0.92

Note:  Prior year data has been reclassified to conform with current year presentation.